Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES C PARTICIPATING PREFERRED STOCK

OF

BLUCORA, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Blucora, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify as follows:

    Pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Company's Certificate of Incorporation, as theretofore amended, restated or supplemented, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company designated as Series C Participating Preferred Stock, par value $0.0001 per share, and established the relative powers, designations, preferences, rights, qualifications, limitations and restrictions of such stock by filing a Certificate of the Powers, Designations, Preferences and Rights of Series C Participating Preferred Stock with the Secretary of State of the State of Delaware on July 31, 2002.
    No shares of the Series C Participating Preferred Stock are outstanding because none were issued, and no shares thereof will be issued.

    The Board of Directors of the Company has adopted the following resolutions at a meeting held on August 1, 2012:

    RESOLVED: That none of the 900,000 authorized shares of the Company's Series C Participating Preferred Stock, $0.0001 par value per share (the "Series C Participating Preferred Stock"), are outstanding because none have been issued, and no shares of the Series C Participating Preferred Stock will be issued subject to the Certificate of the Powers, Designations, Preferences and Rights of Series C Participating Preferred Stock of the Company previously filed with the Secretary of State of the State of Delaware on July 31, 2002, and constituting part of the Company's Restated Certificate of Incorporation, as amended and as currently in effect (the "Restated Certificate of Incorporation").

    RESOLVED FURTHER: That all matters set forth in the Restated Certificate of Incorporation with respect to the Series C Participating Preferred Stock shall be eliminated from the Restated Certificate of Incorporation.

    RESOLVED FURTHER: That the officers of the Company, or any one of them, are hereby authorized and directed, for and on behalf of the Company and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, to prepare, or cause to be prepared, and to execute a certificate setting forth the resolutions adopted hereby, and to file, or cause to be filed, such certificate with the Secretary of State of the State of Delaware, and when such certificate becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth therein with respect to the Series C Participating Preferred Stock.

    Accordingly, all matters set forth in the Company's Restated Certificate of Incorporation, as amended and as currently in effect, with respect to the Series C Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination of Series C Participating Preferred Stock to be executed by its duly authorized officer on this 10th day of August 2012.

BLUCORA, INC.

By: /s/ Linda Schoemaker

Linda Schoemaker

General Counsel and Secretary